Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-18329 and 333-26049) of Corning Incorporated of our report dated June 1, 2003 relating to the financial statements of The Corning Incorporated Investment Plan for Unionized Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Rochester, New York

June 26, 2003